Exhibit 99.1
PRESS RELEASE — FOR IMMEDIATE RELEASE

CONTACT:	Kenneth R. Howe, Chief Financial Officer
(248) 737-4190
AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER AND YEAR-END 2007

Fourth Quarter & Year-End 2007 Highlights:
•	4th Quarter diluted FFO per share of $0.63

•	Year-end diluted FFO per share of $2.47

•	$0.50 per share quarterly dividend paid January 4, 2008
     FARMINGTON HILLS, MI (February 28, 2008) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter and the twelve months ended December 31, 2007. Fourth quarter net income was $4,661,000, or $0.60 per diluted share, compared with net income for the fourth quarter of 2006 of $3,719,000, or $0.49 per diluted share. Total revenues increased 9.8% to $9,177,000, compared with total revenues of $8,354,000 in the fourth quarter of 2006. Funds from Operations (FFO) was $5,266,000 compared with FFO in the fourth quarter of 2006 of $5,260,000. FFO per diluted share was $0.63 compared with $0.63 for the fourth quarter of 2006. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.
     For the year ended December 31, 2007, net income was $15,482,000, or $2.01 per diluted share, compared with net income for the comparable period last year of $13,974,000, or $1.83 per diluted share. Total revenues increased 4.7% to $34,468,000, compared with total revenues of $32,907,000 for the comparable period last year. FFO was $20,739,000 compared with FFO for the year ended December 31, 2006 of $19,984,000. FFO per diluted share was $2.47 compared with $2.40 for the year ended December 31, 2006.
     “We are pleased with the operating results for the quarter, as well as the year and expect continued growth as our projects in Macomb Township, Michigan, Ypsilanti, Michigan, Shelby Township, Michigan and Marion County, Florida, as well as the redevelopment of our shopping center in Big Rapids, Michigan are complete,” said Richard Agree, President and Chief Executive Officer. “Within the past year we have commenced or completed nine projects in four states. We continue to build a pipeline of development projects for high-quality national tenants.”
Dividend
     The Company paid a cash dividend of $0.50 per share on January 4, 2008 to shareholders of record on December 21, 2007. The dividend is equivalent to an annualized dividend of $2.00 per share and represents a payout ratio of 79.4% of FFO for the quarter

Portfolio
     At December 31, 2007, the Company’s total assets were $239,348,000 and its portfolio consisted of 64 properties located in 16 states and totaling 3,384,544 square feet. The portfolio was 99.6% leased at the end of the quarter.
     The Company’s construction in progress balance totaled approximately $10,093,000 at December 31, 2007, and it capitalized $155,000 of construction period interest during the fourth quarter of 2007.
Lease Expirations
     The following table, as of December 31, 2007, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
	Number of
Expiration	Leases	Square	Percent of		Percent of
Year	Expiring	Footage	Total	Amount	Total
2008	13	226,445	6.7%	$747,618	2.4%
2009	20	193,326	5.7	976,244	3.1
2010	21	304,757	9.0	1,859,626	5.9
2011	28	242,154	7.2	1,726,069	5.5
2012	14	76,560	2.3	614,235	1.9
2013	9	103,718	3.1	954,773	3.0
2014	3	172,958	5.1	824,206	2.6
2015	11	651,242	19.3	4,665,262	14.7
2016	5	80,945	2.4	1,664,513	5.3
2017	4	55,303	1.6	848,440	2.7
Thereafter	45	1,264,483	37.6	16,780,199	52.9

Total	173	3,371,891	100.0%	$31,661,185	100.0%

Annualized Base Rent of Properties
     The following is a breakdown of base rents in effect at December 31, 2007 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent
National	$28,047,948	88%
Regional	2,444,206	8
Local	1,169,031	4

Total	$31,661,185	100%

Major Tenants
     The following is a breakdown of base rents in effect at December 31, 2007 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent
Borders (18 properties)	$9,861,727	31%
Walgreen (20 properties)	7,343,599	23
Kmart (12 properties)	3,847,911	12

Total	$21,053,237	66%

Outstanding Shares and Operating Partnership Units
     For the three months and year ended December 31, 2007, the Company’s fully diluted weighted average shares outstanding were 7,705,087 and 7,715,879, respectively. The basic weighted average shares outstanding for the three months and year ended December 31, 2007 were 7,652,371 and 7,654,871, respectively.
     The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2007, there were 673,547 operating partnership units outstanding and the Company held a 92.01% interest.
     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers. The Company currently owns and operates a portfolio of 64 properties, which are located in 16 states and contain 3.4 million square feet of gross leasable space.

     The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward—looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006. Except as required by law, the Company assumes no obligation to update these forward—looking statements, even if new information becomes available in the future.
     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Minimum rents	$8,552	$7,548	$31,637	$29,963
Percentage rent	7	13	37	53
Operating cost reimbursements	596	786	2,759	2,847
Other income	22	7	35	44

Total Revenues	9,177	8,354	34,468	32,907

Expenses:
Real estate taxes	457	469	1,849	1,821
Property operating expenses	458	320	1,785	1,637
Land lease payments	168	173	676	760
General and administration	1,525	940	4,462	4,019
Depreciation and amortization	1,260	1,233	5,017	4,851
Interest expense	1,288	1,176	4,896	4,625

Total Expenses	5,156	4,311	18,685	17,713

Gain on sale of asset	1,043	—	1,044	—

Income before minority interest	5,064	4,043	16,827	15,194
Minority interest	403	324	1,345	1,220

Net Income	$4,661	$3,719	$15,482	$13,974

Net Income Per Share — Dilutive	$0.60	$0.49	$2.01	$1.83

Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,661	$3,719	$15,482	$13,974
Depreciation of real estate assets	1,232	1,205	4,905	4,745
Amortization of leasing costs	13	12	51	45
Minority interest	403	324	1,344	1,220
Gain on sale of assets	(1,043)	—	(1,043)	—

Funds from Operations	$5,266	$5,260	$20,739	$19,984

Funds from Operations Per Share — Dilutive	$0.63	$0.63	$2.47	$2.40

Weighted average number of shares and OP units outstanding — dilutive	8,379	8,341	8,389	8,325

(1)	FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Assets
Land	$87,234	$77,537
Buildings	197,034	189,117
Accumulated depreciation	(53,251)	(48,353)
Property under development	4,806	1,594
Cash and cash equivalents	545	464
Rents receivable	770	732
Deferred costs, net of amortization	1,261	1,441
Other assets	949	983

Total Assets	$239,348	$223,515

Liabilities
Mortgages payable	$45,760	$48,291
Notes payable	36,800	20,500
Deferred revenue	11,414	12,104
Dividends and distributions payable	4,212	4,112
Other liabilities	3,652	2,210

Total Liabilities	101,838	87,217

Total minority interest	5,896	5,879

Stockholders’ Equity
Common stock	1	1
Additional paid-in capital	142,261	141,277
Accumulated deficit	(10,648)	(10,859)

Total Stockholders’ Equity	131,614	130,419

	$239,348	$223,515